Exhibit 99.2

Stephens
Matthew A. Switzer
Managing Director	Jackson T. Stephens, 1923-2005
Investment Banking	Chairman Emeritus in Perpetuity

CONSENT OF STEPHENS INC.

To the Board of Directors

Howard Bancorp

Ellicott City, Maryland

Stephens Inc. (“Stephens”) consents to the inclusion and description of its opinion letter, delivered to the Board of Directors of Howard Bancorp and dated August 14, 2017, in the Joint Proxy Statement/Prospectus of First Mariner Bank and Howard Bancorp which forms a part of the Registration Statement on Form S-4 and the references to our firm in such Joint Proxy Statement/Prospectus. Stephens further consents to the attachment of its opinion letter as Annex IV of the Joint Proxy Statement/Prospectus.

In giving such consent, we do not admit, and we disclaim, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Richmond, Virginia

November 9, 2017

Stephens lnc.	901 E. Byrd Street | Suite 1110	804-939-5421 t	matthew.switzer@stephens.com
	Richmond, VA 23219	804-296-0275 c	stephens.com